EXHIBIT 21. SUBSIDIARIES OF THE COMPANY

SUBSIDIARIES OF JUINA MINING CORPORATION

Juina Mining Company, Inc.
350 South Center Street, Suite 411
Reno, Nevada 89501
775-786-0225

Juina Diamond Minercao Ltda.
Av. Nove de Maio / PCA Da Biblio
Juina, MT, Brazil 78008-000
011-55-65-566-2287